Exhibit 99.2

Isonics Corporation Completes Acquisition of Protection Plus Security
Consultants, Inc. for Homeland Security Division

Acquisition Brings Isonics $13 Million Estimated Annual Revenues and
Broadened Marketing Capabilities in Homeland Security Sector

GOLDEN, Colo.—(BUSINESS WIRE)—May 17, 2005—Isonics Corporation (NASDAQ:ISON - News), committed to the development of next-generation technology for the homeland security and semiconductor markets, has announced the completion of its acquisition of Protection Plus Security Consultants, Inc. (PPSC), a security industry firm with an estimated $13 million in annual revenues.  The acquisition is part of Isonics’ strategy to continue to build its Homeland Security division into a multi-dimensional business through a program of internal product development as well as acquisition of profitable businesses and complementary technologies.

“We are very pleased to have completed this transaction,” commented James Alexander, Isonics’ Chairman & CEO.  “We have identified a number of exciting growth possibilities for our new wholly owned PPSC subsidiary that we are eager to pursue.  Also importantly, the completion of this transaction will free up management bandwidth to be able to address other acquisition and growth opportunities.”

Isonics has acquired all of the outstanding stock of PPSC for $2.5 million in cash and 506,527 shares of restricted common stock valued at $1.125 million.  PPSC attained un-audited revenue of $13 million and showed a profit for the year ended December 31, 2004.  Isonics expects this acquisition to be accretive to earnings.

In order to maintain business momentum in the PPSC unit, the Company indicated that it has signed three key PPSC executives to multi-year employment agreements.  These executives, who include the two selling shareholders and the Chief Operating Officer, will report to Boris Rubizhevsky, president of Isonics’ Homeland Security and Defense division.

Isonics expects a range of potential benefits to accrue as a direct result of the Protection Plus acquisition. Protection Plus provides a range of advanced, technology-based security services for leading businesses and institutions. In addition to new revenues, Isonics believes the acquisition of Protection Plus will bring useful professional and customer contacts into its homeland security division, as well as extended marketing capabilities for other Isonics Homeland Security products and technologies under development.

As part of Isonics’ strategy to grow the company and its Homeland Security division, Isonics recently closed a $22 million convertible debt financing that will contribute to further acquisition plans.  The Company also recently announced an agreement to acquire 100% of German-based IUT-Berlin, a maker of several advanced technology products that has been Isonics’ longtime NeutroTest™ explosive detector development partner.

About Protection Plus Security Consultants, Inc.

Protection Plus primarily provides a range of services and products, including armed and unarmed security personnel, and technology-based security and investigative services.  It provides electronic security systems, armed escort couriers, executive bodyguards, video/electronic surveillance, mobile vehicle patrols, special event security and VIP escorts. The Company’s investigative solutions include communications security, eavesdropping/espionage countermeasures, industrial sabotage investigations, employment investigations and a range of forensic services such as voice and handwriting analysis, DNA testing and drug screening. Some of the above services are provided on an outsourced basis. For more information about Protection Plus Security Consultants, visit www.ppscinc.com.

About Isonics Corporation

Isonics Corporation has three business divisions: (1) Isonics Semiconductor, (2) Isonics Life Sciences, and (3) Homeland Security and Defense. Isonics is a world leader in isotopically engineered materials and through its semiconductor division produces isotopically pure silicon-28 chemicals and wafers for the semiconductor industry. Isonics’ Life Sciences division markets and sells isotopes to the health care industry for the imaging and treatment of cancer.  Stable isotopes can be thought of as ultra pure materials. This high degree of purification provides enhanced properties as compared to natural materials. Our efforts in the Homeland Security segment are nascent at the present time as we proceed to develop further our neutron-based detection technologies. Additional information may be obtained at the Company’s Web site at http://www.trilogy-capital.com/tcp/isonics.  A presentation about Isonics’ NeutroTest™ explosive detection prototype can be found at http://trilogy-capital.com/tcp/isonics.  A video demonstrating the functioning NeutroTest prototype can be viewed at http://www.trilogy-capital.com/tcp/isonics/.

Cautionary Statement

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the

Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s 10-KSB for the year ended April 30, 2004, its quarterly report on Form 10-QSB for the nine months ended January 31, 2005, and other documents filed with the Securities and Exchange Commission, which include the Company’s historical cash flow difficulties, dependence on significant customers, and rapid development of technology, among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission. Isonics cautions investors that there are currently no commercial NeutroTest products, and no guarantee there will be. Isonics has made no NeutroTest sales and no government agency or other person has expressed an interest in purchasing NeutroTest. There can be no assurance that Isonics will be able to manufacture the NeutroTest for the market at a cost and with capabilities that meet the needs of prospective customers.

This announcement may contain forward-looking statements made by senior management of Isonics that involve risks and uncertainties, such as statements about plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statements. Actual future results and trends may differ materially from those made in—or suggested by—statements made in this announcement due to a variety of factors. Consequently, you should not place undue reliance on any forward-looking statements made in this announcement. For more information about Isonics and risks arising from investing in Isonics, you are directed to the Company’s most recent Form 10-KSB filed with the Securities and Exchange Commission.

Contact:

Isonics Corporation

Boris Rubizhevsky, 303-279-7900

or

Investor Relations:

Trilogy Capital Partners, Inc.

Paul Karon, 800-592-6067

paul@trilogy-capital.com